Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2005 FOURTH-QUARTER AND YEAR-END RESULTS

AUGUSTA, Ga. (March 22, 2006) — Morris Publishing Group, LLC today reported fourth-quarter operating income of $27.5 million, up $3.7 million, or 15.4%, from $23.8 million for the same period in 2004. Net income for the quarter was $10.7 million, up $1.2 million from $9.5 million in the same period last year.

Total operating revenue for the fourth quarter was $121.0 million, up 0.9% from $119.9 million in the same quarter 2004, with total advertising revenue of $99.5 million, up 1.6%, and circulation revenue of $17.5 million, flat with the same quarter last year. Classified revenue was up 8.3%, while national and retail advertising revenues were down 8.2% and 1.3%, respectively.

For the fourth quarter, total operating cost was $93.5 million, down $2.6 million from $96.1 million last year, with labor and employee benefits cost of $42.7 million, down 4.0%, newsprint, ink and supplement cost of $13.5 million, down 3.0%, and other operating cost of $31.8 million, down 1.0% from the same quarter last year. Depreciation and amortization expense was $5.5 million, down 0.7% from the same period last year. The 2.7% decrease in total operating cost was primarily due to better than anticipated experience in healthcare costs and reduced newsprint consumption.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “Despite the pressure from a soft advertising market, the increases in the price of newsprint and the start up of new publications, we were able to increase our operating income for the quarter and the year. We are especially pleased that we were able to aggressively manage our costs this past year.”

For the year, total operating revenue was $465.1 million, up 2.1% from $455.7 million in 2004. Total advertising revenue for the year was $378.3 million, up 2.9%, while circulation revenue was $70.6 million, up 0.6%.

Total operating cost for 2005 was $382.4 million, up 2.2% from $374.2 million in 2004, with labor and employee benefits cost of $176.8 million, down 0.6%, newsprint, ink and supplement cost of $55.9 million, up 3.9%, and other operating cost of $127.7 million, up 5.2%. Depreciation and amortization expense was $22.0 million, up 4.1% from last year.

Operating income for 2005 was $82.7 million, up 1.4% from $81.5 million last year. Net income was $31.3 million, up $1.0 million from $30.3 last year.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 27 daily and 12 nondaily newspapers, five city magazines and numerous other free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit www.morris.com.

A conference call will be held Wednesday, March 22, 2006, at 10:00 a.m. Eastern Standard Time. In order to participate, please call 1-888-390-2955 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1. Go to the URL: https://e-meetings.mci.com

2. Choose Audio Streaming under Join Events

3. Enter the conference number and pass code.

PASS CODE:	MORRIS PUBLI
CONFERENCE NUMBER:	7349861

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:

Craig S. Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Fourth-quarter and year-to-date results follow:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

(Dollars in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31
	2005	2004	2005	2004
OPERATING REVENUES:
Advertising	$99,524	$97,951	$378,338	$367,560
Circulation	17,541	17,547	70,615	70,197
Other	3,942	4,408	16,154	17,977

Total net operating revenue	121,007	119,907	465,107	455,734

OPERATING EXPENSES:
Labor and employee benefits	42,722	44,520	176,832	177,905
Newsprint, ink and supplements	13,546	13,960	55,932	53,848
Other operating costs (excluding depreciation and amortization)	31,816	32,131	127,688	121,353
Depreciation and amortization	5,461	5,497	21,965	21,097

Total operating expenses	93,545	96,108	382,417	374,203

Operating income	27,462	23,799	82,690	81,531

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt issuance costs	9,205	8,295	35,662	32,281
Loss on extinguishment of debt	986	—	986	—
Interest income	(72)	(285)	(120)	(1,249)
Loss (gain) on sale of fixed assets	525	(243)	(4,810)	(181)
Other, net	(113)	300	(94)	678

Total other expense	10,531	8,067	31,624	31,529

INCOME BEFORE INCOME TAXES	16,931	15,732	51,066	50,002
PROVISION FOR INCOME TAXES	6,262	6,192	19,776	19,694

NET INCOME	$10,669	$9,540	$31,290	$30,308